Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS FIRST QUARTER 2015 RESULTS

Summary

•	Strong sales across the company, with year-over-year growth in Benefits, Retirement and Individual Life.

•	Benefits loss ratio of 66.4% returned to the target range, compared with highly favorable ratio of 57.1% in first quarter 2014.

•	Deferred Annuities account values reached $15.6 billion, up from $13.9 billion a year ago, and base interest spreads remained solid.

•	Income Annuities experienced lower mortality gains and higher losses on hedge fund investments than in first quarter 2014.

•	Individual Life results no longer benefit from the release of reserves related to 2004 purchase accounting.

BELLEVUE, Wash.—(Apr. 23, 2015)—Symetra Financial Corporation (NYSE: SYA) today reported first quarter 2015 adjusted operating income1 of $42.7 million, or $0.37 per diluted share,1 compared with $65.7 million, or $0.56 per diluted share, for the first quarter of 2014.
For the first quarter of 2015, net income was $38.8 million, or $0.33 per diluted share, compared with $79.3 million, or $0.68 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended March 31
(In millions, except per share data)	2015	2014
Net Income	$38.8	$79.3
Per Diluted Share of Common Stock	$0.33	$0.68
Adjusted Operating Income	$42.7	$65.7
Per Diluted Share of Common Stock	$0.37	$0.56

“In the first quarter, the Benefits loss ratio returned to our target range, as expected. The quarter was also characterized by continued strong sales across the company. In fact, each of our three divisions posted higher year-over-year production, despite pressure from an even lower interest rate environment," said Tom Marra, Symetra president and CEO.

“We remain confident that we will deliver a year of solid earnings, despite some volatility in investment income in the first quarter. Core profitability metrics—base interest spreads, underwriting results and operating margins—remain strong, and we are successfully expanding annuity and life insurance account values and premium revenues," Marra said.

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended March 31
(In millions)	2015	2014
Benefits	$18.5	$27.8
Deferred Annuities	28.4	30.2
Income Annuities	1.3	9.4
Individual Life	7.2	12.3
Other	(9.0)	(6.5)
Subtotal	$46.4	$73.2
Less: Income Taxes*	3.7	7.5
Adjusted Operating Income	$42.7	$65.7

* Represents the total provision for income taxes adjusted for the tax effect on certain net realized gains (losses) at the U.S. federal income tax rate of 35%.

In the business discussions that follow, results for the first quarter of 2015 are compared with the first quarter of 2014, unless otherwise noted.

Benefits Division

•
Pretax adjusted operating income was $18.5 million for the quarter, down from $27.8 million. The decrease was driven by a higher loss ratio for medical stop-loss, offset in part by higher stop-loss and group life and disability income premiums. Although operating expenses rose in support of increased sales activity and division growth, operating expenses as a percentage of premiums declined.

•
Loss ratio of 66.4% for the quarter was in line with the target range of 65%–67%. The loss ratio for the prior period was a very favorable 57.1%, which reflected the performance of medical stop-loss business written in January 2013. The medical stop-loss loss ratio for the quarter was 67.1%, up from 55.7% in the prior period. From quarter to quarter, some variability in the loss ratio is expected.

•	Sales of $136.7 million for the quarter were up from $71.9 million in the previous period. Medical stop-loss sales benefited from strong relationships with national brokers in a disciplined market.

Retirement Division: Deferred Annuities

•
Pretax adjusted operating income was $28.4 million for the quarter, compared with $30.2 million in the previous period. The impact of higher operating expenses was largely offset by growth in fixed indexed annuity (FIA) earnings.

•
Higher FIA account values contributed $7.2 million more to interest margin in the quarter, offset in part by $3.3 million of higher FIA-related deferred policy acquisition costs (DAC) amortization. Solid base interest spreads were maintained on traditional deferred annuity and FIA account values.

•	Total account values were $15.6 billion at quarter-end, up from $13.9 billion a year ago. FIA account values increased to $3.7 billion, from $2.1 billion a year ago.

•
Sales for the quarter were $655.6 million, up from $627.5 million in the year-ago quarter. Strong sales of both FIA and traditional fixed annuities were achieved through the bank and broker-dealer distribution network.

Retirement Division: Income Annuities

•	Pretax adjusted operating income was $1.3 million for the quarter, down from $9.4 million in the prior-year period, due primarily to lower mortality gains and lower net investment income.

•	Mortality gains were $1.9 million for the quarter, compared with mortality gains of $5.3 million in the previous period. Mortality experience is expected to fluctuate from period to period.

•
Net investment income was lower due to losses on hedge fund investments and a reduction in investment prepayment income. Losses on hedge fund investments, purchased in the third quarter of 2014 and marked to market, totaled $2.4 million for the quarter. Prepayment income was $0.3 million, down from $1.6 million in the prior period.

•	Sales were $60.9 million for the quarter, down from $87.5 million in the prior period, as a result of a competitive market in the low interest rate environment.

Individual Life Division

•
Pretax adjusted operating income was $7.2 million for the quarter, down from $12.3 million in the year-ago period. The decline resulted primarily from higher operating expenses in support of growth in the division, and a lower bank-owned life insurance (BOLI) base return on assets (ROA).

•
In the first quarter of 2014, BOLI ROA benefited from a $1.7 million reserve reduction related to 2004 purchase accounting (PGAAP). This PGAAP reserve was released over a 10-year period ending in 2014.

•
Sales of individual life products were $13.1 million for the quarter, up from $7.9 million in the year-ago quarter, as result of the success of Symetra's guaranteed universal life product in the brokerage general agency distribution network.

Other

•	Pretax adjusted operating loss was $9.0 million for the quarter, compared with a loss of $6.5 million in the year-ago quarter, primarily the result of higher interest expense on higher debt.

Net Realized Gains (Losses)

•
Net realized losses were $6.2 million for the quarter, compared with net gains of $20.7 million in the prior period. These results reflect lower net gains on mark-to-market equities, which were $8.2 million for the quarter, compared with $19.7 million in the year-ago period. Additionally, corporate fixed maturity impairments increased compared to the year-ago quarter, and the prior period benefited from gains on sales of fixed maturities.

Income Taxes

•	Provision for income taxes was $1.6 million for the quarter, compared with $14.8 million in the year-ago period.

•	Symetra’s effective tax rate for the first quarter was 4.0%, down from 15.7% in the prior-year period due to increased benefits from tax credit investments on lower pretax income.

Stockholders’ Equity

	As of
(In millions, except per share data)	March 31 2015	December 31 2014
Total Stockholders' Equity	$3,550.7	$3,360.6
Per Common Share	$30.58	$29.02
Adjusted Book Value[1]	$2,397.9	$2,370.0
Per Common Share[1]	$20.65	$20.47

•
Capital actions — No shares were repurchased by Symetra through its repurchase program during the first quarter of 2015. As of Mar. 31, 2015, 6.9 million shares remained available under the current authorization.

•
Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of first quarter 2015 was estimated at 469%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2.4 billion.

2015 Earnings Outlook
Symetra affirmed its guidance for adjusted operating income per diluted share of $1.75 to $1.95 for the full-year 2015.
Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	duration of prolonged low interest rates, and timing and magnitude of changes in interest rates;

•	Benefits Division loss ratio;

•	mortality experience;

•	timing and levels of life and annuity sales;

•	persistency of the inforce book of business;

•	amount of prepayments in the investment portfolio;

•	amount of issuance and yields on commercial mortgage loans;

•	returns on alternative investments; and

•	capital management actions.
These expectations also are subject to the risks and uncertainties identified below.

Additional Financial Information
This press release, the first quarter 2015 financial supplement and financial review slides are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s first quarter 2015 performance with investors and analysts on Friday, Apr. 24, at 11 a.m., ET (8 a.m., PT). To listen by phone, dial 1-888-680-0892. For international callers, dial 617-213-4858. The passcode is 70053415. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.
A replay of the webcast may be accessed beginning approximately one hour after the call ends by visiting http://investors.symetra.com.

Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. A reconciliation between each non-GAAP measure found in this presentation and the comparable GAAP measure can be found in the Financial Supplement accompanying this press release. The supplement is available for download on the company’s website at www.symetra.com on the Investor Relations page, under Financial Information, Quarterly Financial Results.
This press release references the following non-GAAP financial measures:

•
Adjusted operating income is defined by the company as net income, excluding after-tax net realized gains (losses) that are not reflective of the performance of the company’s insurance operations. The company excludes gains (losses) associated with the following: investment sales or disposals, other-than-temporary investment impairments, changes in the fair value of mark-to-market investments and derivative investments (except for certain S&P 500 options), and changes in the fair value of embedded derivatives related to fixed indexed annuity products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value divided by common shares outstanding.
About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts, included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners, including statements about management’s intentions regarding those strategies; and

•
initiatives such as the previously announced stock repurchase program that are intended or expected to have various impacts upon financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information presently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•
effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	effects of significant increases in corporate refinance activity, including bond prepayments;

•	performance of Symetra’s investment portfolio;

•	continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	accuracy and adequacy of recorded reserves, including the actuarial and other assumptions upon which those reserves are established, adjusted and maintained;

•	persistency of Symetra's inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	effects of implementation of the Patient Protection and Affordable Care Act, including the direct effects upon Symetra's business, but also including the effects upon competitors and customers;

•	changes in assumptions that affect the timing of amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly of Symetra but also of other companies in its industry sector;

•	retention of key personnel and distribution partners;

•	availability and cost of capital and financing;

•	adequacy and collectibility of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•
changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels, or that could restrict the manner in which it does business;

•	ability of Symetra's subsidiaries to pay dividends to Symetra;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•
Symetra's ability to maintain adequate telecommunications, information technology, or other operational systems, including its ability to prevent or timely detect and remediate any unauthorized access to or disclosure of customer information and other sensitive business data;

•	initiation of regulatory investigations or litigation against Symetra and the results of any regulatory proceedings;

•	effects of changes in national monetary and fiscal policy;

•	effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's 2014 Annual Report on Form 10-K.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
###

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31
	2015	2014
Revenues
Premiums	$180.3	$153.8
Net investment income	324.0	324.4
Policy fees, contract charges and other	51.6	46.6
Net realized gains (losses)	(6.2)	20.7
Total revenues	549.7	545.5
Benefits and expenses
Policyholder benefits and claims	142.1	101.2
Interest credited	235.2	234.2
Other underwriting and operating expenses	99.2	87.9
Interest expense	11.2	8.2
Amortization of deferred policy acquisition costs	21.6	19.9
Total benefits and expenses	509.3	451.4
Income from operations before income taxes	40.4	94.1
Provision for income taxes	1.6	14.8
Net income	$38.8	$79.3
Net income per common share
Basic	$0.33	$0.68
Diluted	$0.33	$0.68
Weighted-average number of common shares outstanding
Basic	115.900	117.460
Diluted	115.903	117.466
Cash dividends declared per common share	$0.11	$0.10
Non-GAAP financial measures
Adjusted operating income	$42.7	$65.7
Reconciliation to net income
Net income	$38.8	$79.3
Less: Excluded realized gains (losses) (net of taxes)*	(3.9)	13.6
Adjusted operating income	$42.7	$65.7

* Excluded realized gains (losses) are reported net of taxes of $(2.1) and $7.3 for the three months ended March 31, 2015 and 2014, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	March 31 2015	December 31 2014
Assets
Total investments	$31,413.0	$30,634.3
Other assets	1,480.8	1,417.6
Separate account assets	954.1	949.8
Total assets	$33,847.9	$33,001.7
Liabilities and stockholders’ equity
Policyholder liabilities	$27,810.2	$27,276.0
Notes payable	697.3	697.2
Other liabilities	835.6	718.1
Separate account liabilities	954.1	949.8
Total liabilities	30,297.2	29,641.1
Common stock and additional paid-in capital	1,473.3	1,470.7
Treasury stock	(134.6)	(134.6)
Retained earnings	1,059.2	1,033.9
Accumulated other comprehensive income, net of taxes	1,152.8	990.6
Total stockholders' equity	3,550.7	3,360.6
Total liabilities and stockholders’ equity	$33,847.9	$33,001.7
Book value per common share*	$30.58	$29.02
Non-GAAP financial measures
Adjusted book value	$2,397.9	$2,370.0
Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,550.7	$3,360.6
Less: AOCI	1,152.8	990.6
Adjusted book value	$2,397.9	$2,370.0
Adjusted book value per common share **	$20.65	$20.47

* Book value per common share is calculated as stockholders’ equity divided by common shares outstanding. These shares totaled 116.114 and 115.797 as of March 31, 2015 and December 31, 2014, respectively.

** Adjusted book value per common share, is calculated as adjusted book value divided by common shares outstanding. These shares totaled 116.114 and 115.797 as of March 31, 2015 and December 31, 2014, respectively.